Exhibit 10.53

EVEREST CONSOLIDATOR SPONSOR LLC

May 8, 2024

Board of Directors

Everest Consolidator Acquisition Corporation

4041 MacArthur Boulevard

Newport Beach, CA, 92660

Subject: Commitment to Fund Certain Payment Obligations

Dear Board Members,

In connection with the events disclosed by Everest Consolidator Acquisition Corporation (the “Company”) in its Quarterly Report on Form 10-Q for the third quarter of 2023, as filed with the SEC on December 19, 2023 (the “10-Q”), and its Current Report on Form 8-K dated February 8, 2024, as filed with the SEC on February 14, 2024 (the “8-K”), in each case relating to the disbursement of funds withdrawn from the Company’s trust account in the third quarter of 2023, Everest Consolidator Sponsor LLC (the “Sponsor”), will pay any amount that the Company is unable to pay that is owed to the Internal Revenue Service for federal income tax or to the Division of Corporations of the State of Delaware for franchise tax, including upon and following a liquidation of the Company’s trust account pursuant to the Company’s Amended and Restated Certificate of Incorporation, dated November 23, 2021, as amended, and that certain Investment Management Trust Agreement, dated November 23, 2021, by and between the Company and American Stock Transfer & Trust Company, LLC, as amended, upon a written demand made by the respective foregoing taxing authority, provided that such amount owed and unpaid is the result of the events disclosed in the 10-Q and 8-K.

This commitment by the Sponsor will terminate automatically without further action by any party immediately upon the earliest to occur of (i) the closing of a deSPAC transaction involving the Company or (ii) the merger of the Company with, or the sale of all or substantially all of the Company’s assets to, a party not affiliated with the Company or its Sponsor.

Everest Consolidator Sponsor, LLC

By:	/s/ Adam Dooley
Adam Dooley, its Managing Member